Exhibit 3.1

Articles of Incorporation

[As amended May 17, 2016]

Article I

The name of the corporation is MBT Financial Corp. (hereinafter sometimes referred to as the “Corporation”).

Article II

The purpose of purposes for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan. The Corporation will be registered as a bank holding company under the Bank Holding Company Act of 1956, being U.S.C. sections 1841 to 1850.

Article III

The total number of shares of all classes of the capital stock which the Corporation has authority to issue is 51,000,000 shares consisting of (1) 50,000,000 shares of Common Stock, no par value (the “Common Stock”) and (2) 1,000,000 shares of non-voting Preferred Stock, no par value (the “Preferred Stock”).

(a)

Common Stock. The authorized shares of the Common Stock are all of one class with equal voting power, and each share shall be equal to every other share. At all meetings of shareholders of the Corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them of record.

(b)

Preferred Stock. The shares of Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the Preferred Stock to be issued at any time, and from time to time, in one or more series, with such designations and such relative dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors; provided, however, that shares of such Preferred Stock shall not have any voting rights, except as required by law. Each series of Preferred Stock issued hereunder shall be so designated as to distinguish the shares thereof from the shares of any other series and class. All Preferred Stock of any one series shall be alike in every particular.

Article IV

The affirmative vote of the holders of at least two-thirds (66 2/3%) of the outstanding common shares of the Corporation shall be required to approve the consolidation or merger of the Corporation with any other corporation; provided that no shareholder approval will be required for the merger of a subsidiary corporation into the Corporation, where the Corporation owns 90% or more of the outstanding shares of the subsidiary corporation, unless shareholder approval is otherwise required by the Business Corporation Act of Michigan.

Article V

The address and mailing address of the current registered office of the Corporation is 102 East Front Street, Monroe, Michigan 48161. The name of the current resident agent is H. Douglas Chaffin.

Article VI

All of the powers of this Corporation, insofar as the same may be lawfully vested by these Articles of Incorporation, are hereby vested in and conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation thereof, the Board of Directors is expressly authorized:

(a)	To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(b)

To designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Article VII

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VIII

Any action required or permitted by the Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take action are delivered to the Corporation. Delivery shall be to the Corporation’s registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to the shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

Article IX

(c)

A director of this Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 551 of the Business Corporation Act of Michigan; or (iv) an intentional criminal act. No amendment to or repeal of this Article IX (a) shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or missions of such director occurring prior to such amendment or repeal.

(d)

The Corporation shall provide indemnification to persons who serve or have served as directors, officers, employees or agents of the Corporation, and to persons who serve or have served at the request of the Corporation as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, to the fullest extent permitted by the Business Corporation Act of Michigan, as the same now exists or may hereafter be amended.